     As filed with Securities and Exchange Commission on October 18, 1994

                                                    Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
             (Exact name of registrant as specified in its charter)

            Illinois                                          37-0211380
   (State or other jurisdiction                            (I.R.S. Employer
      of incorporation or                                 Identification No.)
        organization)

                             607 East Adams Street
                          Springfield, Illinois  62739
                                  217/523-3600
                         (Address, including zip code,
                             and telephone number,
                            including area code, of
                             registrant's principal
                               executive offices)

                                  R.W. Jackson
                      Senior Vice President and Secretary
                             607 East Adams Street
                          Springfield, Illinois  62739
                                  217/523-3600
                           (Name, address, including
                            zip code, and telephone
                          number, including area code,
                             of agent for service)

With copy to:                                                  With copy to:
Robert A. Yolles, Esq.                                         Peter D. Clarke, Esq.
Jones, Day, Reavis & Pogue                                     Gardner, Carton & Douglas
77 West Wacker Drive                                           Quaker Tower
Suite 3500                                                     321 North Clark Street
Chicago, Illinois  60601-1692                                  Chicago, Illinois 60610-4795
312/269-4145                                                   312/245-8685

   Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed             Proposed
                                                        maximum              maximum
Title of each                     Amount                offering             aggregate           Amount of
class of securities               to be                 price                offering            registration
to be registered                  registered            per unit             price               fee

- -----------------------  ------------------------  -----------------  --------------------  -----------------------

First Mortgage Bonds

Medium-Term Notes                    (1)                  (1)                $50,000,000          $17,242(2)

Cumulative Preferred
  Stock Par Value
  $100 Per Share


  (1) Not applicable pursuant to General Instruction II.D. to Form S-3; however, in no event will the aggregate maximum offering price of all securities issued and sold pursuant to this Registration Statement exceed $50,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
  (2)       Calculated pursuant to Rule 457(o).


   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
Subject to completion dated October 18, 1994


                                  $50,000,000

                    CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                              First Mortgage Bonds

                               Medium-Term Notes
                        (Series of First Mortgage Bonds)

                           Cumulative Preferred Stock
                            Par Value $100 Per Share

   Central Illinois Public Service Company (the "Company") may offer from time to time, in one or more series, not more than $50,000,000 in the aggregate of the following securities, at prices and on terms to be determined at or prior to the time or times of sale: (i) First Mortgage Bonds (the "Bonds"), (ii) Medium-Term Notes, as series of First Mortgage Bonds (the "Notes"), and (iii) shares of Cumulative Preferred Stock, par value $100 per share (the "New Preferred") (the Bonds and the Notes are herein collectively called the "Debt Securities", and the New Preferred and the Debt Securities are herein collectively called the "Securities").

   The specific terms of each issue of the Securities, together with the terms of the offering of such issue, will be set forth in an accompanying prospectus supplement and, in the case of the Notes, a pricing supplement (collectively, a "Prospectus Supplement"). The applicable Prospectus Supplement will set forth with regard to the particular Securities being offered (the "Offered Securities"), without limitation, the following: (i) in the case of each series of the Debt Securities, the designation or designations, aggregate principal amount, maturity or maturities, rate or rates of interest, times of payment of interest, any sinking fund or other redemption terms and any other special terms of such Debt Securities; and (ii) in the case of each series of the New Preferred, the designation thereof and the number of shares constituting such series, dividend payment dates and dividend rate or rates (or method of determination or calculation thereof), redemption provisions, if any, sinking fund or purchase fund provisions, if any, and any other special terms of such New Preferred.

The Securities will be represented either by global securities registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository (the "Depository"), or by securities in certificated form issued to the registered owners thereof, as set forth in the applicable Prospectus Supplement. Interests in any global securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository (with respect to its participants' interests) and by its participants or persons that hold through such participants (with respect to the interest of persons other than such participants). Except in the circumstances described herein, certificated securities will not be issued in exchange for global securities.

   For further information relating to the Debt Securities, see "Description of Debt Securities" and "Book-Entry System" herein and the applicable Prospectus Supplement. For further information relating to the New Preferred, see "Description of New Preferred" and "Book-Entry System" herein and the applicable Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The Company may sell the Securities to or through underwriters, dealers or agents or directly to one or more purchasers. The applicable Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the distribution of the Offered Securities, any applicable commissions, discounts or allowances, the net proceeds to the Company, or the means of determining the same, from any such sale and any initial public offering price. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.



              The date of this Prospectus is              , 199 .


[SIDE:]INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities. The Company is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested by a holder.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form 10-K").

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering or offerings made by this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents that have not been specifically incorporated by reference herein. Requests should be directed to C.D. Nelson, 607 East Adams Street, Springfield, Illinois 62739, 217/523-3600.


                             ------------------------

                               SELECTED INFORMATION

         The following information is qualified in its entirety by the detailed information and the financial statements and notes appearing elsewhere in this Prospectus or in the documents incorporated in this Prospectus by reference.

                                  THE OFFERING

Securities Offered                          $50,000,000 aggregate amount of
                                            (i)           First Mortgage Bonds,
                                            (ii)          Medium-Term Notes (series of First Mortgage Bonds), and
                                            (iii)         Cumulative Preferred Stock, par value $100 per share

Use of Proceeds                             To redeem, refund, refinance, purchase or pay at maturity certain currently outstanding securities of the Company and for general corporate purposes as described under "Use of Proceeds" herein.

                                                                   THE COMPANY

Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Electric and gas utility

Service area  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Portions of central and southern Illinois

Estimated Population of Service Area  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  820,000

Revenue Sources for 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83% Electric and
                                                                                                                         17% Gas

Sources of KWH Generation for 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . More than 99% coal and less than 1% oil

Estimated 1994-1998 Construction Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $431 million

Estimated Clean Air Act Construction
     Expenditures (expenditures through 1998
     included in total construction
     expenditures above)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Less than $50 million

                  CERTAIN FINANCIAL INFORMATION OF THE COMPANY
                             (Dollars in thousands)

SELECTED INCOME STATEMENT DATA:


                                                     YEAR ENDED DECEMBER 31,                       TWELVE
                                                 -------------------------------                MONTHS ENDED
                                            1991               1992             1993           August 31, 1994
                                            ----               ----             ----           ---------------
                                                                                                 (unaudited)
OPERATING
  REVENUES  . . . . . . . . . . . . .        $710,205          $729,402         $834,556              $840,145

INCOME BEFORE
  INTEREST CHARGES  . . . . . . . . .         117,152           107,523          118,111               115,398

NET INCOME  . . . . . . . . . . . . .          75,683            72,601           84,011                82,689


                   RATIO OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratio of earnings to fixed charges plus preferred stock dividends is computed by dividing earnings by the sum of fixed charges plus preferred stock dividend requirements before income taxes. For the purposes of such computations (i) earnings consist of net income plus fixed charges and income taxes; (ii) fixed charges consist of interest on long-term debt, net of amortization of debt discount, premium and expense, interest on provision for revenue refund and other interest charges; and (iii) preferred stock dividend requirements before income taxes represent the preferred stock dividends adjusted to a pre-income tax amount computed at the effective income tax rate for the applicable period.

                                                        YEAR ENDED DECEMBER 31,                       TWELVE
                                                     ------------------------------                MONTHS ENDED
                                              1989      1990      1991      1992      1993        August 31, 1994
                                              ----      ----      ----      ----      ----        ---------------
                                                                                                    (unaudited)
RATIO OF EARNINGS
  TO FIXED CHARGES  . . . . . . . . . .      3.57      3.60      3.79       4.12      4.82                4.94

RATIO OF EARNINGS TO
  FIXED CHARGES PLUS
  PREFERRED STOCK
  DIVIDENDS . . . . . . . . . . . . . .      2.95      2.99      3.16       3.45      4.12                4.24


                                  THE COMPANY

         The Company was organized in 1902 under the laws of the State of Illinois. The Company is a public utility operating company engaged in the sale of electricity and natural gas in portions of central and southern Illinois. The Company generates, transmits and distributes electricity and, through interchange agreements with other utility systems, purchases and sells power on a firm basis, in emergency situations or when economical to do so. The Company sells natural gas, which it purchases from suppliers and distributes in various parts of the territory served, and transports natural gas purchased by end-users directly from suppliers. CIPSCO Incorporated is the owner of all of the outstanding Common Stock of the Company. The principal executive offices of the Company are located at 607 East Adams Street, Springfield, Illinois 62739, and its telephone number is 217/523-3600.


                                USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the Securities will be used (i) in connection with the payment at maturity or the redemption, refunding, refinancing or purchase of certain currently outstanding first mortgage bonds of the Company (the "Prior Securities") and (ii) for general corporate purposes (including payment of short-term debt incurred to finance construction expenditures and for issuance costs). The specific allocation of the net proceeds of a particular series of Offered Securities and information relating to the particular Prior Securities, if any, to be paid at maturity, redeemed, refunded, refinanced or purchased will be described in the Prospectus Supplement related thereto. Any Prior Securities purchased will be purchased at a price not in excess of the then-current redemption price applicable to such securities. In case of the redemption, refunding or purchase of Prior Securities, proceeds of the Offered Securities may be applied to pay any redemption premium or purchase price in excess of the principal amount.


                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities will be issued as one or more additional series under, and secured by, the Indenture of Mortgage or Deed of Trust dated October 1, 1941, as amended and supplemented, and as to be further amended by one or more supplemental indentures (each a "Supplemental Indenture") to be entered into in connection with each series of Debt Securities, between the Company and Bank of America Illinois (formerly Continental Bank, N.A. and formerly Continental Illinois National Bank and Trust Company of Chicago), Chicago, Illinois (the "Trustee") and an individual successor Co-Trustee (collectively, the "Trustees"). Said Indenture of Mortgage or Deed of Trust, as amended and supplemented, and each Supplemental Indenture, copies of which are filed as exhibits to the Registration Statement (and are incorporated herein by reference), are herein called the "Indenture."

         The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of the Indenture. The statements make use of defined terms and are not complete; they are subject to all the provisions of the Indenture and are qualified in their entirety by reference to the Indenture.

GENERAL

         Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered hereby and thereby (the "Offered Debt Securities"): (1) the designation or designations and the principal amount or amounts of the Offered Debt Securities; (2) the date or dates on which the principal of the Offered Debt Securities shall be payable; (3) the rate or rates (or method of calculation) at which the Offered Debt Securities shall bear interest, the date or dates from which such interest shall accrue and the dates on which such interest shall be payable; (4) the price or prices at which, the period or periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Company; and (5) the price or prices at which, the period or periods within which and the terms and conditions upon which the Offered Debt Securities shall be redeemed pursuant to any mandatory or optional sinking or debt retirement fund. The holders of the outstanding first mortgage bonds do not have the right to tender such first mortgage bonds to the Company for repurchase upon the Company becoming involved in a highly leveraged or change in control transaction, and the Company does not currently intend to afford the holders of the Debt Securities such a right.

         Principal of and interest on the Debt Securities will be payable in Chicago, Illinois, or New York, New York and interest is payable, at the option of the Company, by check mailed to the registered owners of the Debt Securities. The Debt Securities may be issued in fully registered form without coupons in denominations of $1,000 each or any integral multiple thereof or by a global security registered in the name of the Depository. Transfers and exchanges of Debt Securities for other registered Debt Securities will be made without charge other than for any taxes or other government charges. The Company will not be required (a) to issue, register, transfer or exchange Debt Securities of a particular series and maturity during a period beginning at the opening of business on the tenth business day next preceding any selection of Debt Securities of such series and maturity to be redeemed and ending at the close of business on the day on which the applicable notice of redemption is given, (b) to register, transfer or exchange any Debt Securities selected, called or being called for redemption in whole or in part or (c) to transfer, exchange or register Debt Securities during the 10 days next preceding an interest payment date applicable to such Debt Securities.

         At August 31, 1994, the Company had outstanding $295,000,000 in principal amount of first mortgage bonds issued under the Indenture. Debt Securities may be authenticated against an equivalent principal amount of first mortgage bonds previously issued under the Indenture ("Prior Bonds") and/or against net expenditures for bondable property, which aggregated not less than $1,060,000,000 on August 31, 1994. See "Issuance of Additional Debt Securities" below. For the five years and eight months ended August 31, 1994, gross additions to the utility properties of the Company aggregated approximately $517,075,000. Gross retirements for such period were approximately $76,444,000.

DEBT RETIREMENT

         Except as expressly set forth in any Prospectus Supplement relating to the Offered Debt Securities, the Debt Securities will not be entitled to any covenant providing for the retirement or amortization of Debt Securities outstanding or for the certification of expenditures for bondable property in lieu of such retirement. However, with respect to the Company's first mortgage bonds of Series K and L, the Indenture provides that during each calendar year the Company will retire, or pay the Trustee cash sufficient to redeem, 1% of the amount of each such Series then outstanding; or, in lieu thereof, certify to the Trustee $1,666.67 of net expenditures for bondable property on which the Indenture is a first mortgage lien, for each $1,000 of such first mortgage bonds otherwise required to be retired. Unapplied net expenditures for bondable property and, as to first mortgage bonds of such Series K and L, unapplied excess retirements of first mortgage bonds of such series, made in prior years may be used to satisfy the foregoing provisions. Certain retired series of first mortgage bonds may be applied, to the extent of 100% of the principal amount thereof, and any net expenditures for bondable property used or applied to satisfy the debt retirement provisions applicable to said retired series may be used again, as the basis for authentication of the Company's first mortgage bonds, the withdrawal of cash or the release of property under the Indenture.

MAINTENANCE AND RENEWAL

         The Indenture provides that so long as any first mortgage bonds, including the Debt Securities, are outstanding, the Company will expend during each calendar year, and certify to the Trustees, an amount equal to 15% of its utility operating revenues for such year (after deducting from such revenues the cost of electricity and gas purchased for resale) for (1) the maintenance and repair of its mortgaged utility properties, (2) bondable property on which the Indenture is a first mortgage lien and/or (3) the retirement of the Company's first mortgage bonds (including any Debt Securities) of any series heretofore or hereafter issued under the Indenture. In lieu of such requirement, the Company may pay to the Trustees, in cash, any deficiency in the amount required to be so expended, after deducting any unapplied excess expenditures previously made for any of such purposes. Any such cash may be applied to the retirement, through purchase, payment or redemption, of the Company's first mortgage bonds (including any Debt Securities)(such retirement by redemption to be only if the Debt Securities or such first mortgage bonds are otherwise redeemable) or be withdrawn by the Company to the extent of 100% of either gross or net expenditures for bondable property on which the Indenture is a first mortgage lien.

         The Indenture also provides that (i) the Company shall maintain the mortgaged properties in good repair and working order, (ii) the Trustee may, and if requested by holders of a majority in principal amount of all outstanding first mortgage bonds and furnished with the necessary funds therefor shall, cause such properties to be inspected by an independent engineer (not more often than at five-year intervals) to determine whether they have been so maintained and whether any property, not retired on the Company's books, should be so classified for the purpose of computing net expenditures for bondable property or otherwise and (iii) the Company shall make good any deficiency in maintenance disclosed by such engineer's report as rendered or as modified by arbitration.

SECURITY

         The Debt Securities will be secured by the lien of the Indenture and will rank equally with all the Company's first mortgage bonds at any time outstanding under and secured by the Indenture, except as to differences between series permitted by the Indenture and not affecting the rank of the lien thereof. In the opinion of Sorling, Northrup, Hanna, Cullen & Cochran, Ltd., Springfield, Illinois, counsel for the Company, the Indenture constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on all or substantially all the permanent fixed properties (other than excepted property) now owned by the Company. The Indenture contains provisions subjecting after-acquired property, other than excepted property, to the lien thereof. Such provisions might not be effective as to proceeds, products, rents, issues or profits of property subject to the lien of the Indenture realized, and additional property acquired, within 90 days prior and subsequent to the filing of a case with respect to the Company under the United States Bankruptcy Code, state insolvency laws or other similar laws affecting the enforcement of creditor's rights. The Indenture excepts or excludes from the lien thereof all cash, securities, accounts and bills receivable, choses in action and certain judgments not deposited or pledged with the Trustees, all [tangible] personal property held for sale, lease, rental or consumption in the ordinary course of business, the last day of each term under any lease of property, all gas, oil and other minerals under any property subject thereto, and certain real estate described therein.

ISSUANCE OF ADDITIONAL DEBT SECURITIES

         The Indenture does not fix an overall dollar limitation on the aggregate principal amount of all first mortgage bonds that may be issued or outstanding thereunder. First mortgage bonds may be issued from time to time under the Indenture in a principal amount equal to: (a) 60% of eligible net expenditures made by the Company for bondable property constructed or acquired by it and on which the Indenture is a first mortgage lien, subject only to permitted encumbrances and liens and prepaid liens, (b) the principal amount of previously authenticated first mortgage bonds which have been retired or for the retirement of which the Trustee holds the necessary funds, other than certain first mortgage bonds not usable for the purpose under the terms of the Indenture, and (c) the amount of money deposited with the Trustee for the purpose, which money may be applied to the retirement of bonds or may be withdrawn in lieu of the authentication of an equivalent principal amount of first mortgage bonds under the Indenture provisions referred to in clauses (a) and (b). Upon the retirement of certain series of first mortgage bonds, any bonds of such series and any net expenditures for bondable property used or applied to satisfy the debt retirement provisions applicable to such series may be used as the basis for the authentication of additional first mortgage bonds under the Indenture. Net expenditures for bondable property are determined as provided in the Indenture. In general, bondable property means any utility plant, property or equipment owned by the Company on January 1, 1941 or constructed or otherwise acquired by it on or after that date and used or useful in its utility business. The Company has disposed of all of its operating water utility properties and now owns and operates only electric and gas utility properties.

         No additional first mortgage bonds may be authenticated under the Indenture provisions referred to in clauses (a) and (c) above, or authenticated as provided in clause (b) above, bearing a higher rate of interest than the first mortgage bonds to be retired (unless such first mortgage bonds to be retired would mature within five years) unless the Company's net earnings (as described below) for a 12-month period ending within 90 days next preceding such authentication were at least equal to twice the interest for one year on
(1) all first mortgage bonds to be outstanding under the Indenture immediately after such authentication, other than first mortgage bonds for the retirement of which the Trustees hold the necessary funds and (2) all other indebtedness then secured by a lien equal or prior to the Indenture on property of the Company, with certain exceptions.

         "Net earnings" of the Company for any period means, presently, the earnings of the Company, computed in accordance with accepted principles of accounting and determined by deducting from the Company's total gross earnings and income for the period, all its operating expenses for the period, including maintenance, repairs, rentals, insurance, taxes on income and other taxes, depreciation, retirements, renewals and replacements, but not amortization, all as provided in the Indenture. The Supplemental Indenture dated December 1, 1973 amended the foregoing definition of "net earnings" to require the deduction, in computing such net earnings, of all taxes other than income taxes (instead of all taxes, including income taxes). The definition of "net earnings" as it read immediately prior to the amendment thereof will remain in effect, and said definition as amended will not become effective and operative, until all the first mortgage bonds of Series K and L now outstanding under the Indenture shall have been retired or all the holders thereof shall have consented to said amendment, as provided in said Supplemental Indenture dated December 1, 1973. Holders of first mortgage bonds of Series W, X, Y and Z and Newton Series are bound, and holders of first mortgage bonds of each subsequent series issued under the Indenture (including the Debt Securities) will likewise be bound, by the amended definition of "net earnings" when it becomes effective and operative.

ACQUISITION OF PROPERTY SUBJECT TO A PRIOR LIEN

         The Indenture presently provides that, so long as first mortgage bonds of Series K and L and Newton Series are outstanding, the Company will not acquire any property of a value in excess of $1,000,000 which at the time of acquisition is subject to a lien equal or prior to the Indenture (other than permitted encumbrances and liens and prepaid liens) unless, at that time, (a) the principal amount of all outstanding obligations secured by such equal or prior lien shall not exceed 60% of the fair value of any bondable property so acquired and (b) the net earnings of such property during a 12-month period ending within 90 days next preceding such acquisition were at least equal to twice the annual interest charge on such obligations, except any of such obligations for the retirement of which the necessary funds are deposited under such lien or with the Trustee. The foregoing covenant will be extended to Offered Debt Securities only to the extent specified in the accompanying Prospectus Supplement and only as amended as described below. The Supplemental Indenture dated May 15, 1992 amended the Indenture to provide that upon the effectiveness of such amendment as described below the dollar amount referred to above shall be the lesser of (i) $25,000,000 or (ii) 10 percent of utility plant, less accumulated depreciation, of the Company at the time of acquisition, but in no event less than $1,000,000. Such amendment will be effective upon the retirement or with the consent of the holders of all the Company's first mortgage bonds Series K and L and Newton Series. Holders of first mortgage bonds of Series W, X, Y and Z are bound, and holders of first mortgage bonds of each subsequent series issued under the Indenture (including the Debt Securities) will likewise be bound, by the foregoing amendment when it becomes effective as described.

LIMITATIONS ON COMMON STOCK DIVIDENDS

         The Indenture provides in effect that, so long as any first mortgage bonds of all prior series are outstanding, the Company will not declare or pay any dividends on its Common Stock (other than in stock), or make any other distribution on or purchase any of its Common Stock, unless, for the period beginning January 1, 1941 to the date of such payment, distribution or purchase, the total amount charged or provided by the Company for maintenance and repairs and provided for depreciation of properties subject to the lien of the Indenture, plus the earned surplus (retained earnings) of the Company earned during such period and remaining after any such payment, distribution or purchase, shall aggregate not less than 15% of the Company's total utility operating revenues for the period, after deducting from such revenues the cost of electricity and gas purchased for exchange or resale. For the period January 1, 1941 to August 31, 1994, the total of the amounts so expended and provided by the Company for such maintenance, repairs and depreciation, plus the undistributed earned surplus accumulated during the period, aggregated about 22.9% of such revenues and, exclusive of such earned surplus, aggregated about 19.3% of such revenues. First mortgage bonds (including the Debt Securities) may be issued in the future which are entitled to the benefits of more stringent or less stringent covenants with respect to payments of dividends by the Company, or may be entitled to no such covenants. The foregoing covenant will be extended to Offered Debt Securities only to the extent specified in the accompanying Prospectus Supplement.

MODIFICATION OF INDENTURE

         The terms and provisions of the Indenture may be modified or amended from time to time by a supplemental indenture executed by the Company and the Trustees and without the consent of bondholders, for any one or more of the purposes provided in the Indenture. Such purposes include, among others, (1) any change or modification of any of the terms or conditions of the Indenture, provided that such change or modification would not adversely affect the first mortgage bonds then outstanding and is made effective only with respect to first mortgage bonds authenticated after the execution of such supplemental indenture and (2) any other change or modification of such terms or conditions which is not inconsistent with the terms, and which shall not impair the security, of the Indenture.

         By Supplemental Indenture dated December 1, 1973, the Indenture was amended, effective upon the retirement or with the consent of the holders of all of the Company's first mortgage bonds Series K and L, to provide that the Indenture may be amended in any respect with the consent of the holders of not less than 66-2/3% in principal amount of all first mortgage bonds of all series then outstanding that would be affected thereby, except that, without the consent of the holder of each outstanding first mortgage bond affected thereby, no such amendment shall, among other things, (i) extend the time or times or otherwise affect the terms of payment of the principal, interest or premium in respect of any first mortgage bond, or reduce the principal amount of any first mortgage bond or any premium thereon or the rate of interest thereon, (ii) impair the right of any bondholder to institute suit for the enforcement of any such payment in respect of its first mortgage bonds, (iii) permit the creation of any lien ranking prior to, or on a parity with, the lien of the Indenture, other than permitted encumbrances and liens or prepaid liens, (iv) deprive any nonassenting bondholder of a lien on the mortgaged property for the security of the bondholder's first mortgage bonds or (v) reduce the percentage in principal amount of first mortgage bonds, the consent of the holders of which is required for any such amendment. Holders of first mortgage bonds of Series W, X, Y and Z and Newton Series are bound, and holders of first mortgage bonds of each subsequent series issued under the Indenture (including the Debt Securities) will likewise be bound, by the foregoing amendment when it becomes effective as described.

         The Supplemental Indenture dated May 15, 1992 further amended the Indenture to provide that the percentage of bondholders necessary to consent to amendments shall be 51% (instead of 66-2/3% as described above). Such amendment will be effective upon (i) the effectiveness of the amendment included in the Supplemental Indenture dated December 1, 1973 described above and (ii) the retirement or with the consent of the holders of all the Company's first mortgage bonds Series K and L and Newton Series. Holders of first mortgage bonds of Series W, X, Y and Z are bound, and holders of first mortgage bonds of subsequent series issued under the Indenture (including the Debt Securities) will likewise be bound, by the foregoing amendment when it becomes effective as described.

OTHER INDENTURE PROVISIONS

         Holders of a majority in principal amount of the first mortgage bonds secured by the Indenture have the right to direct the time, method and place of conducting proceedings for remedies available to, or exercising any trust or power of, the Trustees. However, the Trustees may decline to follow such directions in certain circumstances specified in the Indenture; the Trustees are not required to exercise powers of entry or sale under the Indenture; and the Trustees are entitled to be indemnified against expenditures incurred in connection with taking any directed action or proceeding.

         A "default" or an "event of default" under the Indenture means: (a) failure to pay the principal of any first mortgage bond when due at maturity or otherwise; (b) failure to pay first mortgage bond interest within 60 days after its due date; (c) failure to pay the principal of, or interest on, any prior lien bond, continued beyond the grace period (if any) specified in the lien securing such bond; (d) failure of the Company for 90 days after written demand to comply with any other covenant or condition in the Indenture or in any first mortgage bond or any prior lien bond or lien; or (e) certain events relating to bankruptcy, insolvency, assignment or receivership. The Trustees are required to give notice to bondholders of defaults known to the Trustees, within 90 days after the occurrence thereof; provided that the Trustees may withhold giving notice to bondholders of defaults (other than any default in payment of interest, principal or sinking or purchase fund installment in respect of any first mortgage bond) if the Trustees determine in good faith that such withholding is in the interest of the bondholders. Upon default, the Trustees may, among other remedies, and upon written notice from the holders of a majority in principal amount of first mortgage bonds then outstanding under the Indenture shall, declare the principal of all first mortgage bonds to be immediately due and payable. Upon certain terms and conditions, the declaration of acceleration may be rescinded and waived.

         The Company is required to furnish to the Trustee certificates of officers and engineers and, in certain cases, of accountants in connection with the authentication of first mortgage bonds, withdrawal of money, release of property and other matters, and opinions of counsel as to the lien of the Indenture and other matters. The Company also is required to furnish to the Trustee, not less frequently than annually, a certificate as to the Company's compliance with all the conditions and covenants under the Indenture, including the satisfaction of the maintenance and renewal, and the debt retirement, provisions of the Indenture and an opinion of counsel with respect to the lien of the Indenture.

RELATIONSHIP WITH THE TRUSTEE

         The Company maintains a general checking account with and may use other services of Bank of America Illinois, Chicago, Illinois, the Trustee.

                          DESCRIPTION OF NEW PREFERRED

GENERAL

         The authorized capital stock of the Company is divided into three classes: 45,000,000 shares of Common Stock without par value ("Common Stock"), of which 25,452,373 shares (all owned by CIPSCO Incorporated) were outstanding at August 31, 1994; 2,600,000 shares of the Cumulative Preferred Stock without par value ("No Par Preferred"), issuable in series, of which no shares were outstanding at August 31, 1994; and 2,000,000 shares of the Cumulative Preferred Stock, par value $100 per share ("$100 Par Value Preferred"), issuable in series. At August 31, 1994 nine series totaling 800,000 shares of the $100 Par Value Preferred were outstanding. When used in this Prospectus, the term "Preferred Stock," unless the context indicates otherwise, means all the authorized shares of No Par Preferred and the $100 Par Value Preferred (including the New Preferred), whether currently outstanding or hereafter issued.

         Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the New Preferred being offered hereby and thereby (the "Offered New Preferred"): (1) the class and series designation; (2) the number of shares in such series; (3) the dividend payment dates and the dividend rate or rates or method of determination or calculation thereof; (4) applicable redemption provisions, if any; (5) sinking fund or purchase fund provisions, if any; (6) stated value, if any; and (7) any other special terms applicable thereto. The New Preferred may be issued in certificated form or in "book-entry form" through the facilities of the Depository.

         Certain of the terms and provisions of the Preferred Stock are set forth in the Company's Restated Articles of Incorporation (the "Articles").
The other terms and provisions of each series of New Preferred will be set forth in the resolution adopted by the Company's Board of Directors (the "Board") establishing such series of New Preferred. The following statements, unless the context otherwise indicates, are brief summaries of the substance or general effect of certain provisions of the Articles. Such statements make use of defined terms, are not complete, and are intended only to outline such provisions in general terms. Reference is made to the provisions of the Articles (a copy of which is filed as an exhibit to this Registration Statement and which is incorporated herein by reference) and the laws of the State of Illinois.

ISSUANCE IN SERIES

         The authorized but unissued shares of Preferred Stock may be issued in one or more series from time to time upon such terms and in such manner, with such variations as to dividend rates (which may be fixed or variable), dividend periods and payment dates, the prices at which, and the terms and conditions on which, shares may be redeemed or repurchased, and sinking fund provisions, if any, as may be determined by the Board. Except for such characteristics, as to which the Board has discretion, all series of the $100 Par Value Preferred rank equally and are alike in all respects. Except for such characteristics and the amount payable upon the liquidation, dissolution or winding up of the Company, the stated value and the terms and conditions, if any, upon which shares may be converted, as to which the Board has discretion, all series of the No Par Preferred rank equally and are alike in all respects. The aggregate stated value of the issued and outstanding No Par Preferred shall not exceed $65,000,000 at any time.

DIVIDEND RIGHTS

         Holders of Preferred Stock are entitled to receive in respect of each share held, from (and including) the date of issue thereof, cumulative dividends on the par or stated value thereof at the rate or rates applicable thereto, and no more, in preference to the Common Stock, payable quarterly or for such other periods as may be fixed by the Board, when and as declared by the Board out of any surplus or net profits of the Company legally available for the purpose. No dividend may be paid on or set apart for any share of Preferred Stock in respect of a dividend period unless, at the same time, there shall be paid on or set apart for all shares of such stock then outstanding and having a dividend period ending on the same date, dividends in such an amount that the holders of all such shares of such stock shall receive or have set apart for them a uniform percentage of the full dividend to which they are respectively entitled and unless all dividends on the Preferred Stock, for all preceding dividend periods, have been fully paid or declared and funds set apart for the payment thereof. Further, no dividend may be paid on or set apart for any share of Preferred Stock unless all amounts required to be paid and set aside for any sinking fund for the redemption or purchase of shares of any series of Preferred Stock outstanding, with respect to all preceding sinking fund dates, have been paid or set aside in accordance with the terms of such series of Preferred Stock.

OPTIONAL REDEMPTION AND REPURCHASE PROVISIONS

         Subject to restrictions, if any, on redemptions set forth in the applicable Prospectus Supplement, the New Preferred will be redeemable, at the option of the Company, in whole at any time or in part from time to time, on not less than 30 days' notice. See the accompanying Prospectus Supplement for a description of provisions, if any, for mandatory redemption and redemption at the option of the Company of the Offered New Preferred.

SINKING FUND OR PURCHASE FUND PROVISIONS

         No sinking fund redemptions or purchases in respect of the New Preferred may be made, or funds set aside for such purposes, unless dividends on all shares of Preferred Stock of any series for all past dividend periods shall have been made in full or declared and funds set apart for their payment. See the accompanying Prospectus Supplement for a description of provisions, if any, for purchase through a sinking fund or otherwise of the Offered New Preferred.

VOTING RIGHTS

         Under Illinois law, each share of Common Stock and each share of Preferred Stock is entitled to one vote on each matter voted on at all meetings of stockholders, with the right of cumulative voting in the election of directors and the right to vote as a class on certain questions. CIPSCO Incorporated owns 100% of the outstanding Common Stock of the Company. The Articles give to holders of the Preferred Stock certain special voting rights designed to protect their interests with respect to specified corporate actions, including certain amendments to the Articles, the issuance of Preferred Stock or parity stock, the issuance or assumption of certain unsecured indebtedness, and mergers, consolidations or sales or leases of substantially all of the Company's assets. See "Restrictions on Certain Corporate Actions."

LIQUIDATION RIGHTS

         In the event of any liquidation, dissolution or winding up (voluntary or involuntary) of the Company, holders of Preferred Stock are entitled to receive an amount equal to the aggregate par or stated value of their shares and any unpaid accrued dividends thereon, before any payment or distribution is made to holders of the Common Stock. Each series of Preferred Stock otherwise ranks on a parity with each other series as to liquidation rights.

RESTRICTIONS ON CERTAIN CORPORATE ACTIONS

         The Articles provide in effect that, so long as any Preferred Stock is outstanding:

                 (A) The Company shall not, without a two-thirds vote of each class of the Preferred Stock (the $100 Par Value Preferred and the No Par Preferred each voting separately as a class), unless the retirement of such stock is provided for, (1) amend the Articles to create any prior ranking stock or security convertible into such stock, or issue any such stock or convertible security, or (2) change the terms and provisions of the Preferred Stock so as to affect adversely the holders' rights or preferences, except that the requisite vote of the shares of only the class or series (if less than all series) so affected shall be required, or (3) issue any shares of Preferred Stock or of equal ranking stock, except to retire or in exchange for an equal amount thereof, unless (a) the gross income of the Company available for interest for a 12-month period ending within the 15 months next preceding such issue was at least 1-1/2 times the sum of
         (i) one year's interest (adjusted by provision for amortization of debt discount and expense or of premium, as the case may be) on all the funded debt and notes of the Company maturing more than 12 months after the date of issue of such shares that will be outstanding at such date, and (ii) one year's dividends on the Preferred Stock and all equal or prior ranking stock to be outstanding after the issue of such shares or convertible securities, and (b) the sum of the Common Stock capital and surplus accounts of the Company shall be not less than the total amount of the involuntary liquidation preference of all Preferred Stock and all equal or prior ranking stock to be outstanding after the issue of such shares or convertible securities; and

                 (B) The Company shall not, without a majority vote of each class of the Preferred Stock (the $100 Par Value Preferred and the No Par Preferred each voting separately as a class), unless the retirement of such stock is provided for, (1) issue or assume any "unsecured debt securities," except to refund any secured or unsecured debt of the Company or to retire any Preferred Stock or equal or prior ranking stock, if immediately after such issue or assumption the total amount of all its unsecured debt securities to be outstanding would exceed 20% of the sum of all outstanding secured debt securities and the capital and surplus of the Company, or (2) merge or consolidate with any other corporation, or sell or lease substantially all of its assets, unless the transaction has been approved by all regulatory bodies having jurisdiction. "Unsecured debt securities" is defined in the Articles to mean all unsecured notes, debentures or other securities representing unsecured indebtedness which have a final maturity, determined as of the date of issuance or assumption, of less than two years.

         For purposes of making the calculations referred to in paragraph
(A)(3) above, the "dividend requirement for one year" applicable to any shares of Preferred Stock or such parity stock or convertible securities proposed to be issued which will have dividends determined according to an adjustable, floating or variable rate shall be determined on the basis of the dividend rate to be applicable to such series of Preferred Stock or such parity stock or convertible securities on the date of such issuance and the "interest for one year" on funded indebtedness or notes outstanding and the "dividend requirement for one year" on any outstanding shares of any series of Preferred Stock or shares of stock, if any, ranking prior to or on a parity with the Preferred Stock, or securities convertible into such stock, and having interest or dividends determined according to an adjustable, floating or variable rate shall be determined on the basis of the daily weighted average annual interest or dividend rate applicable to such security (a) during any consecutive twelve-month period selected by the Company, which period ends within 90 days prior to the issue of the shares or convertible securities proposed to be issued or (b) if the security has been outstanding for less than twelve full calendar months, during such shorter period beginning on the date of issuance of such security and ending on a date selected by the Company, which date is not more than 45 days prior to the issue of the shares or convertible securities proposed to be issued; provided that if such security shall have been issued within 45 days prior to the issue of the shares or convertible securities proposed to be issued, the interest or dividend rates shall be that applicable on the date of issuance of such security.

PREEMPTIVE RIGHTS

         Holders of the Preferred Stock have no preemptive rights to subscribe for or purchase any securities issued by the Company.

MISCELLANEOUS

         The $100 Par Value Preferred has no conversion rights. There is no restriction on the repurchase or redemption by the Company of its stock while there is any arrearage in the payment of dividends or sinking fund installments in respect of its shares, except in circumstances when the repurchase or redemption of its shares is otherwise prohibited or restricted by statute or common law or, as summarized herein, by the Articles or by the Indenture.

         The Company reserves the right to increase, decrease or reclassify its authorized stock of any class or series thereof, and to amend or repeal any provision in the Articles or any amendment thereto, in the manner prescribed by law, subject to the conditions and limitations prescribed in the Articles; and all rights conferred on stockholders in the Articles are subject to this reservation.

         The New Preferred, when issued by the Company upon receipt of the consideration therefor, will be fully paid and non-assessable.

         Except as otherwise provided in a Prospectus Supplement, the Transfer Agents for the New Preferred will be Illinois Stock Transfer Company, Chicago, Illinois, and Harris Trust and Savings Bank, Chicago, Illinois; and the Registrar will be Harris Trust and Savings Bank, Chicago, Illinois.

                               BOOK-ENTRY SYSTEM

         The Securities, at the option of the Company, may be issued as either securities in certificated form or global securities. If, as described in the applicable Prospectus Supplement, the Company elects to use a book-entry system with respect to any Offered Securities, upon issuance, all Debt Securities having the same issuance date, maturity date, redemption provisions and interest rate or rates, and all shares of each series of New Preferred will be represented by one fully-registered global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository.

         So long as the Depository, or its nominee, is the registered owner of a Global Security, such Depository or such nominee, as the case may be, will be considered the owner of such Global Security for all purposes, including any notices and voting. Except in the circumstances described below, the owners of beneficial interests in a Global Security will not be entitled to have any individual Securities registered in their names, will not receive or be entitled to receive physical delivery of any such Securities and will not be considered the owners of Debt Securities under the Indenture or of New Preferred, as the case may be. Accordingly, each person holding a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a Direct Participant (as herein defined), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of a registered owner of such Security.

         If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual securities in certificated form ("Certificated Securities") in exchange for the Global Security or Global Securities representing the corresponding book-entry Securities represented by one or more Global Securities and, in such event, will issue Certificated Securities in exchange for the Global Securities representing the corresponding book-entry Securities. Further, in such event, an owner of a beneficial interest in a Global Security representing book-entry Securities may, on terms acceptable to the Company and the Depository for such Global Security, receive such book-entry Securities as Certificated Securities. In any such instance, an owner of a beneficial interest in a Global Security representing book-entry Securities will be entitled to physical delivery of individual Certificated Securities equal in principal amount to, or in the case of New Preferred, equal to the aggregate number of shares of New Preferred of, such beneficial interest and to have such Certificated Securities registered in the name of such owner. Certificated Debt Securities will be issued as registered book-entry Debt Securities in denominations, of $1,000 unless otherwise specified in a Prospectus Supplement.

         The following is based solely on information furnished by DTC:

         DTC will act as securities depository for the Global Securities. The Global Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security certificate will be issued for each issue of the Global Securities, each in the aggregate principal amount (or aggregate number of shares) of such issue and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

         Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

         Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

         To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         If the Global Securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

         Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants whose accounts the Global Securities are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments or dividends on the Global Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest or a dividend is payable in accordance with the respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest on Debt Securities represented by Global Securities to DTC is the responsibility of the Company and the Trustee; and payments of dividends or other amounts relating to New Preferred represented by Global Securities is the responsibility of the Company. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

         DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to the Company and, if applicable, the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Securities in certificated form are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Securities in certificated form are required to be printed and delivered.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

         The underwriters, dealers or agents of any Offered Securities may be Direct Participants of DTC.

         NONE OF THE COMPANY, THE TRUSTEE, OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF ANY GLOBAL SECURITY WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL SECURITY OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.


                              PLAN OF DISTRIBUTION

         The Company may sell the Securities (i) through underwriters or dealers; (ii) directly to one or more institutional purchasers; or (iii) through agents. The Prospectus Supplement with respect to each series of Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

         If underwriters are used in an offering, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms.

The specific managing underwriter or underwriters, if any, will be named in the Prospectus Supplement relating to the particular Offered Securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the particular Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

         Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         Any underwriters, dealers or agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

         Unless otherwise specified in a Prospectus Supplement, the Securities will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of Offered Securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the Offered Securities. The Prospectus Supplement will state, if known, whether or not any broker-dealer intends to make a market in the Offered Securities. If no such determination has been made, the Prospectus Supplement will so state.


                                 LEGAL OPINIONS

         The validity of the Securities will be passed upon for the Company by Jones, Day, Reavis & Pogue, 77 West Wacker Drive, Chicago, Illinois 60601-1692. Certain legal matters will be passed upon for any underwriters, dealers, purchasers or agents by Gardner, Carton & Douglas, Quaker Tower, 321 North Clark Street, Chicago, Illinois 60610-4795.

         The statements as to matters of law or legal conclusions with respect to the jurisdiction of certain regulatory commissions expressed under Item 1, Business -- Regulation in the 1993 Form 10-K have been prepared or reviewed by Jones, Day, Reavis & Pogue. The statements as to matters of law or legal conclusions expressed under the caption "Description of Debt Securities -- Security" in this Prospectus have been prepared or reviewed by Sorling, Northrup, Hanna, Cullen & Cochran, Ltd. Such statements are made upon the authority of such counsel, who have given their opinions that such statements as to such matters are correct.


                                    EXPERTS

         The audited financial statements and schedules of the Company, as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 included in the 1993 Form 10-K and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                ----------------------------------------------------            -------------------------------------------------
                ----------------------------------------------------            -------------------------------------------------
                          No dealer, salesman or any other person
                 has been authorized to give any information or to
                 make any representations other than those                                       $50,000,000
                 contained in this Prospectus and, if given or
                 made, such information or representations must not
                 be relied upon as having been authorized.  This                   Central Illinois Public Service Company
                 Prospectus does not constitute an offer to sell or
                 the solicitation of an offer to buy any securities
                 other than the securities described in this                                First Mortgage Bonds
                 Prospectus or an offer to sell or the solicitation
                 of an offer to buy such securities in any                                    Medium-Term Notes
                 circumstances in which such offer or solicitation                    (Series of First Mortgage Bonds)
                 is unlawful.  Neither the delivery of this
                 Prospectus nor any sale made  hereunder or                              Cumulative Preferred Stock
                 thereunder shall create, under any circumstances,                        Par Value $100 Per Share
                 any implication that the information contained
                 herein or therein is correct as of any time
                 subsequent to the date of such information.


                            -----------------------------

                        TABLE OF CONTENTS

                                                                  Page
                                                                  ----
                 Available Information . . . . . . . . . . . .     2
                 Incorporation of Certain
                   Information by Reference  . . . . . . . . .     2
                 Selected Information  . . . . . . . . . . . .     4
                 The Company . . . . . . . . . . . . . . . . .     5
                 Use of Proceeds . . . . . . . . . . . . . . .     6
                 Description of Debt Securities  . . . . . . . .   6                             PROSPECTUS
                 Description of New Preferred  . . . . . . . . .  15
                 Book-Entry System . . . . . . . . . . . . . . .  20                      ----------------------------
                 Plan of Distribution  . . . . . . . . . . . . .  23
                 Legal Opinions  . . . . . . . . . . . . . . . .  24                      Dated
                 Experts . . . . . . . . . . . . . . . . . . . .  25
                ----------------------------------------------------            -------------------------------------------------
                ----------------------------------------------------            -------------------------------------------------

              PART II.  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Securities and Exchange Commission,
      registration fee    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 17,242*
   Illinois Commerce Commission Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100,000**
   Illinois Franchise Fees on New Preferred Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75,000
   Printing of Registration Statement, Prospectus,
      Supplemental Indentures, Bonds, Notes,
       Stock Certificates, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26,000
   Fees of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33,250
   Fees of Rating Agencies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28,750
   Fees of Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25,000
   Expenses and counsel fees for qualification or
      registration of the Bonds, Notes and New
       Preferred Stock under "blue sky" laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7,500
   Counsel fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90,000
   Miscellaneous expenses, including traveling,
      telephone, copying, shipping, recording, etc                                                                         7,258
                                                                                                                         =======

                        Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $410,000
                                                                                                                        ========

- ----------------
   *  Exact amount
  **  May be less if certain credits are available

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 8.75 of the Illinois Business Corporation Act provides that the registrant may, and in some cases must, indemnify each director and each officer of the registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her by reason of the fact that he or she is or was a director or officer of the registrant, subject to certain conditions and limitations.

   The registrant's Bylaws provide, in general, for mandatory indemnification of directors and officers by the registrant to the fullest extent permitted by law. In addition, certain officers of the Company have entered into Indemnification Agreements with the Company pursuant to which the Company is obligated to provide certain indemnification to such officers.

   Officers and directors of the registrant are covered by insurance policies purchased by the registrant under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER              DESCRIPTION OF DOCUMENTS
- -------             ------------------------
1.01                Form of First Mortgage Bond Underwriting Agreement.
                    (Exhibit 1.01 in File No. 33-59674) Incorporated by reference.

1.02                Form of Preferred Stock Underwriting Agreement. (Exhibit 1.02 in File No. 33-59674) Incorporated by reference.

1.03                Form of Medium-Term Note Distribution Agreement.

3.01                Restated Articles of Incorporation of the Company (Exhibit 3(b) to the Company's Form 10-Q for the quarter ended March 31, 1994, File No. 1-3672).  Incorporated by reference.

3.02                Form of proposed resolution establishing the New Preferred.  (Exhibit 3.02 in File No. 33-59674) Incorporated
                    by reference.

4.01                Indenture of Mortgage or Deed of Trust dated October 1, 1941 from the Company to Bank of America Illinois
                    (formerly Continental Bank, N.A. and formerly Continental Illinois National Bank and Trust Company of Chicago)
                    and Edmond B. Stofft, as Trustees.  (Exhibit 2.01 in File No. 2-60232.)  Supplemental Indentures dated, respectively, September 1, 1947, January 1, 1949, February 1, 1952, September 1, 1952, June 1, 1954, February 1,
                    1958, January 1, 1959, May 1, 1963, May 1, 1964, June 1, 1965, May 1, 1967, April 1, 1970, April 1, 1971,
                    September 1, 1971, May 1, 1972, December 1, 1973, March 1, 1974, April 1, 1975, October 1, 1976, November 1,
                    1976, October 1, 1978, August 1, 1979, February 1, 1980, February 1, 1986, May 15, 1992, July 1, 1992, September
                    15, 1992 and April 1, 1993, between the Company and the Trustees under the Indenture of Mortgage or Deed of
                    Trust referred to above (Amended Exhibit 7(b) in File No. 2-7341; Second Amended Exhibit 7.03 in File No.
                    2-7795; Second Amended Exhibit 4.07 in File No. 2-9353; Amended Exhibit 4.05 in File No. 2-9802; Amended Exhibit
                    4.02 in File No. 2-10944; Amended Exhibit 2.02 in File No. 2-13866; Amended Exhibit 2.02 in File No. 2-14656;
                    Amended Exhibit 2.02 in File No. 2-21345; Amended Exhibit 2.02 in File No. 2-22326; Amended Exhibit 2.02 in File
                    No. 2-23569; Amended Exhibit 2.02 in File No. 2-26284; Amended Exhibit 2.02 in File

                    No. 2-36388; Amended Exhibit 2.02 in File No. 2-39587; Amended Exhibit 2.02 in File No. 2-41468; Amended Exhibit
                    2.02 in File No. 2-43912; Exhibit 2.03 in File No. 2-60232; Amended Exhibit 2.02 in File No. 2-50146; Amended
                    Exhibit 2.02 in File No. 2-52886; Second Amended Exhibit 2.04 in File No. 2-57141; Amended Exhibit 2.04 in File
                    No. 2-57557; Amended Exhibit 2.06 in File No. 2-62564; Exhibit 2.02(a) in File No. 2-65914 and Exhibit
                    2.02(a) in File No. 2-66380; Amended Exhibit 4.02 in File No. 33-3188; Exhibit 4.02 to Form 8-K dated May 15,
                    1992; Exhibit 4.02 to Form 8-K dated July 1, 1992; Exhibit 4.02 to Form 8-K dated September 15, 1992; Exhibit
                    4.02 to Form 8-K dated March 30, 1993. Incorporated by reference.

4.02                Form of proposed Supplemental Indenture providing for Bonds or Notes and amending the Indenture in certain respects.

5                   Opinion of Jones, Day, Reavis & Pogue regarding legality.

12                  Computation of Ratios

23.01               Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

23.02               Consent of Sorling, Northrup, Hanna, Cullen & Cochran, Ltd.

23.03               Consent of Arthur Andersen LLP.

24                  Powers of Attorney.

25                  Form T-1 and Form T-2 statements of eligibility of trustees.


ITEM 17.  UNDERTAKINGS

   The undersigned registrant hereby undertakes as follows:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


       Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 (including the reasonable belief that the security rating requirement of General Instruction I.B.2. will be met by the time of sale of any Securities registered hereunder) and has duly caused this registration statement or amendment thereto, as the case may be, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield and State of Illinois.

Dated:    October 18, 1994

                          Central Illinois Public Service Company



                          By:     /s/ C.L. Greenwalt
                                  -----------------------------
                                  C.L. Greenwalt
                                  President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto, as the case may be, has been signed by the following persons in the capacities and on the date indicated.

Dated:    October 18, 1994


   Signature                        Title
   ---------                        -----



/s/ C.L. Greenwalt
- --------------------------
C.L. Greenwalt                      President and Chief Executive Officer
                                    and Director (principal executive officer)
/s/ R.W. Jackson
- --------------------------
R.W. Jackson                        Senior Vice President Finance and Secretary
                                    (principal financial officer) and Director
/s/ J.C. Fiaush
- --------------------------
J.C. Fiaush                         Controller (principal accounting officer)

           *
- -------------------------
William J. Alley                                   Director


           *
- -------------------------
John L. Heath                                      Director


           *
- -------------------------
Gordon R. Lohman                                   Director


           *
- -------------------------
Hanne M. Merriman                                  Director


           *
- -------------------------
Donald G. Raymer                                   Director


           *
- -------------------------
Thomas L. Shade                                    Director


           *
- -------------------------
James W. Wogsland                                  Director




* The undersigned by signing his name hereunto has hereby signed this registration statement or amendment thereto, as the case may be, on behalf of the above-named officers and/or directors on the date stated above, pursuant to a power of attorney executed on behalf of each such officer and/or director and filed as Exhibit 24 to this registration statement.


/s/ R.W. Jackson
- -------------------------
   R.W. Jackson

EXHIBIT INDEX

EXHIBIT
NUMBER              DESCRIPTION OF DOCUMENTS
- -------             ------------------------
1.01                Form of First Mortgage Bond Underwriting Agreement.  (Exhibit 1.01 in File No. 33-59674) Incorporated by
                    reference.

1.02                Form of Preferred Stock Underwriting Agreement. (Exhibit 1.02 in File No. 33-59674) Incorporated by reference.

*1.03               Form of Medium-Term Note Distribution Agreement.

3.01                Restated Articles of Incorporation of the Company (Exhibit 3(b) to the Company's Form 10-Q for the quarter ended March 31, 1994, File No. 1-3672).  Incorporated by reference.

3.02                Form of proposed resolution establishing the New Preferred.  (Exhibit 3.02 in File No. 33-59674) Incorporated
                    by reference.

4.01                Indenture of Mortgage or Deed of Trust dated October 1, 1941 from the Company to Bank of America Illinois
                    (formerly Continental Bank, N.A. and formerly Continental Illinois National Bank and Trust Company of Chicago)
                    and Edmond B. Stofft, as Trustees.  (Exhibit 2.01 in File No. 2-60232.)  Supplemental Indentures dated, respectively, September 1, 1947, January 1, 1949, February 1, 1952, September 1, 1952, June 1, 1954, February 1,
                    1958, January 1, 1959, May 1, 1963, May 1, 1964, June 1, 1965, May 1, 1967, April 1, 1970, April 1, 1971,
                    September 1, 1971, May 1, 1972, December 1, 1973, March 1, 1974, April 1, 1975, October 1, 1976, November 1,
                    1976, October 1, 1978, August 1, 1979, February 1, 1980, February 1, 1986, May 15, 1992, July 1, 1992, September
                    15, 1992 and April 1, 1993, between the Company and the Trustees under the  Indenture of Mortgage or Deed of
                    Trust referred to above (Amended Exhibit 7(b) in File No. 2-7341; Second Amended Exhibit 7.03 in File No.
                    2-7795; Second Amended Exhibit 4.07 in File No. 2-9353; Amended Exhibit 4.05 in File No. 2-9802; Amended Exhibit
                    4.02 in File No. 2-10944; Amended Exhibit 2.02 in File No. 2-13866; Amended Exhibit 2.02 in File No. 2-14656;
                    Amended Exhibit 2.02 in File No. 2-21345; Amended Exhibit 2.02 in File No. 2-22326; Amended Exhibit 2.02 in File
                    No. 2-23569; Amended Exhibit 2.02 in File No. 2-26284; Amended Exhibit 2.02 in File No. 2-36388; Amended Exhibit
                    2.02 in File

                    No. 2-39587; Amended Exhibit 2.02 in File No. 2-41468; Amended Exhibit 2.02 in File No. 2-43912; Exhibit 2.03
                    in File No. 2-60232; Amended Exhibit 2.02 in File No. 2-50146; Amended Exhibit 2.02 in File No. 2-52886; Second
                    Amended Exhibit 2.04 in File No. 2-57141; Amended Exhibit 2.04 in File No. 2-57557; Amended Exhibit 2.06 in File
                    No. 2-62564; Exhibit 2.02(a) in File No. 2-65914 and Exhibit 2.02(a) in File No. 2-66380; Amended Exhibit 4.02
                    in File No. 33-3188; Exhibit 4.02 to Form 8-K dated May 15, 1992; Exhibit 4.02 to Form 8-K dated July 1, 1992;
                    Exhibit 4.02 to Form 8-K dated September 15, 1992; Exhibit 4.02 to Form 8-K dated March 30, 1993.  Incorporated by reference.

*4.02               Form of proposed Supplemental Indenture providing for Bonds or Notes and amending the Indenture in certain respects.

*5                  Opinion of Jones, Day, Reavis & Pogue regarding legality.

*12                 Computation of Ratios

23.01               Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

*23.02              Consent of Sorling, Northrup, Hanna, Cullen & Cochran, Ltd.

*23.03              Consent of Arthur Andersen LLP.

*24                 Powers of Attorney.

*25                 Form T-1 and Form T-2 statements of eligibility of trustees.





- --------------------------
*  Filed herewith